Exhibit 99.1
JLL Income Property Trust
Acquires Tampa Healthcare Facility

Chicago (December 16, 2025) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $7 billion in portfolio equity and debt investments, announced today the acquisition of 3000 University Center Drive, a healthcare facility in Tampa, Florida, for a purchase price of $21 million.

The property is 100% leased to a National Cancer Institute-designated comprehensive cancer center, located less than two miles from two of its larger hospital campuses. Positioned between I-275 and I-75, the submarket is centrally located to reach every part of the Tampa metro. The I-75 Corridor is the location of choice for many Fortune 100 companies including USAA, CitiCorp, Coca-Cola, JP Morgan Chase, Progressive Insurance, MetLife, and others. The region has also seen recent population growth due to new construction along the I-75 corridor, high incomes, and a diverse labor pool.

“3000 University Center is an attractive addition to our healthcare allocation,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “With construction costs rising due to inflation and tariffs and the unique infrastructure needs of medical outpatient buildings, limited supply has led healthcare tenants to exhibit high retention rates. Additionally, demographic drivers like an aging population and increased healthcare spending in the U.S. have contributed to strong demand for these properties. 3000 University Center combines a strong tenant profile with a thriving location for healthcare in the Tampa Bay area, making it a strategic investment for us.”

Healthcare real estate has been a mainstay in the JLL Income Property Trust portfolio since its inception in 2012. As of November 30, 2025, healthcare investments comprised 9% of the total $7 billion portfolio, with $626 million in assets across 24 healthcare properties.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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ABOUT JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.
LaSalle Investment Management, a subsidiary of JLL, is a globally integrated, diverse real estate investment manager. On a global basis, LaSalle manages US$88.5 billion of assets in private and public real estate equity and debt investments as of Q2 2025. LaSalle's client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a diverse range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Michael Gelobter
LaSalle Investment Management
Email: Michael.gelobter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com